                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              HUBBELL INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

[HUBBELL LOGO]

HUBBELL INCORPORATED
584 Derby Milford Road, Orange, Connecticut 06477-4024
--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2001
--------------------------------------------------------------------------------

TO THE SHAREHOLDERS:

         Notice is hereby given that the Annual Meeting of Shareholders of Hubbell Incorporated (the "Company") will be held at the Sheraton Reading Hotel, 1741 Paper Mill Road, Wyomissing, Pennsylvania 19610, on Monday, May 7, 2001 at 10:00 A.M. local time for the purpose of considering and acting upon the following proposals:

         1. Election of Directors of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors have been duly elected and qualified.

         The following persons have been designated by the Board of Directors for nomination as Directors:

E. Richard Brooks                     Malcolm Wallop                        Joel S. Hoffman
George W. Edwards, Jr.                Daniel J. Meyer                       G. Jackson Ratcliffe
Andrew McNally IV                                                           John A. Urquhart

         2. The ratification of the selection of independent accountants to examine the annual financial statements for the Company for the year 2001.

         3. Approval of the Company's 1973 Stock Option Plan for Key Employees, as amended (the "1973 Plan").

         4. Reapproval of the Company's Senior Executive Incentive Compensation Plan (the "Senior Executive Plan").

         5. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     Accompanying this Notice of Annual Meeting is a form of proxy and a proxy statement. Copies of the Company's Annual Report for the year ended December 31, 2000 have been mailed under separate cover to all shareholders.
--------------------------------------------------------------------------------

IMPORTANT: IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. THEREFORE, PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

     The Board of Directors has fixed the close of business on March 9, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournments thereof. The transfer books will not be closed.

                       By order of the Board of Directors

                                                      RICHARD W. DAVIES
                                                       Vice President,
                                                     General Counsel and
                                                          Secretary

Dated:  March 27, 2001

                              HUBBELL INCORPORATED

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 2001
                               ------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Hubbell Incorporated, a Connecticut corporation (the "Company"), to be voted at its Annual Meeting of Shareholders to be held at the Sheraton Reading Hotel, 1741 Paper Mill Road, Wyomissing, Pennsylvania 19610, on Monday, May 7, 2001, and any adjournments thereof. Commencing on or about March 27, 2001, copies of this Proxy Statement and the proxy form are being mailed to all shareholders. Copies of the Company's Annual Report for the year 2000 have been mailed under separate cover to all shareholders.

     Any shareholder executing a proxy may revoke it at any time prior to its use. The Company will treat any duly executed proxy as not revoked until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date or, in the case of death or incapacity of the person executing the same, written notice thereof. A proxy also may be revoked by voting by ballot at the annual meeting.

                    VOTING RIGHTS AND SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The record date for the determination of shareholders entitled to vote at the meeting is the close of business on March 9, 2001. On March 9, 2001, the Company had outstanding 9,671,623 shares of Class A Common Stock, par value $.01 per share, and 48,825,701 shares of Class B Common Stock, par value $.01 per share, and no other voting securities. Each share of Class A Common Stock is entitled to twenty votes and each share of Class B Common Stock is entitled to one vote. The vote required for each proposal to be acted upon at this meeting is set forth in the description of that proposal.

     The following table sets forth as of March 9, 2001, or such other date as indicated in the table or the notes thereto, each of the persons known to the Company to own beneficially shares representing more than 5% of any class of the Company's outstanding voting securities, with the percent of class stated therein being based upon the outstanding shares on March 9, 2001.

                                                                       AMOUNT AND
                                                                       NATURE OF
       TITLE OF CLASS                 NAME AND ADDRESS OF              BENEFICIAL             PERCENT
       --------------                   BENEFICIAL OWNER               OWNERSHIP              OF CLASS
Class A Common Stock          Andrew McNally IV, G. J. Ratcliffe,         2,734,240(1)(2)(4)  28.27%
                                and John A. Urquhart, as trustees
                                under a Trust Indenture dated
                                September 2, 1957 made by Louie E.
                                Roche (the "Roche Trust"), c/o
                                Hubbell Incorporated, 584 Derby
                                Milford Road, Orange, Connecticut
                                06477

                                                                       AMOUNT AND
                                                                       NATURE OF
       TITLE OF CLASS                 NAME AND ADDRESS OF              BENEFICIAL             PERCENT
       --------------                   BENEFICIAL OWNER               OWNERSHIP              OF CLASS
Class A Common Stock          Andrew McNally IV, G. J. Ratcliffe,         1,855,840(2)(3)(4)  19.19%
                                and John A. Urquhart, as trustees
                                under a Trust Indenture dated
                                August 23, 1957 made by Harvey
                                Hubbell (the "Hubbell Trust"), c/o
                                Hubbell Incorporated, 584 Derby
                                Milford Road, Orange, Connecticut
                                06477
Class B Common Stock          T. Rowe Price Associates, Inc. and          3,887,052(5)          7.96
                                T. Rowe Price Equity Income
                                Fund, Inc.,
                                100 E. Pratt Street,
                                Baltimore, Maryland 21202
Class B Common Stock          Capital Research and Management             6,875,000(6)         14.08
                                Company, Capital Income Builder,
                                Inc. and The Income Fund of
                                America, Inc.,
                                333 South Hope Street,
                                Los Angeles, California 90071

---------------

     (1) The beneficiaries of such trust are the issue of Harvey Hubbell and their spouses.

     (2) The Trust Indenture requires that, so long as no bank or trust company is acting as a trustee, there shall be three individuals acting as trustees, each of whom, so long as any securities of the Company are held by the trust, must be an officer or Director of the Company. The Trust Indenture provides that successor trustees are to be appointed by the trustees then in office. The trustees have shared voting and investment power with respect to the securities of the Company held in such trust.

     (3) The beneficiaries of such trust are the issue of Harvey Hubbell.

     (4) In addition, Messrs. McNally, Ratcliffe, and Urquhart beneficially own shares of the Company's Common Stock. Mr. Ratcliffe holds unexercised options for the purchase of the Company's Class B Common Stock and is a Trustee of the Harvey Hubbell Foundation which owns 106,304 shares of Class A Common Stock and 29,358 shares of Class B Common Stock. (See "Election of Directors" and table captioned "Aggregated Options/SAR Exercises During 2000 Fiscal Year and Fiscal Year-End Option/SAR Values".)

     (5) The Company has received a copy of Schedule 13G as filed with the Securities and Exchange Commission ("SEC") by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Equity Income Fund, Inc. ("Price Equity") reporting ownership of these shares as of December 31, 2000. As reported in said
Schedule 13G, Price Associates has sole voting power for 858,000 of such shares and sole dispositive power for 3,886,152 of such shares, and Price Equity has sole voting power for 2,491,000 of such shares.

     (6) The Company has received a copy of Schedule 13G as filed with the SEC by Capital Research and Management Company ("Capital Research"), Capital Income Builder, Inc. ("Capital Income") and The Income Fund of America, Inc. ("Income Fund") reporting ownership of these shares as of December 29,

2000. As reported in said Schedule 13G, Capital Research has sole dispositive power for all of such shares, as to which it has disclaimed beneficial ownership, Capital Income has sole voting power for 2,575,000 of such shares and Income Fund has sole voting power for 2,580,000 of such shares.

                               ------------------

     The following table sets forth as of March 9, 2001, the equity securities of the Company beneficially owned by each of the Directors and named executive officers of the Company, and by all Directors and executive officers of the Company as a group (13 persons):

                                                                   AMOUNT AND
                                                                   NATURE OF             PERCENT
                                                                   BENEFICIAL              OF
                NAME                      TITLE OF CLASS          OWNERSHIP(1)            CLASS
E. Richard Brooks....................   Class A Common                   656(2)              0.01%
George W. Edwards, Jr. ..............   Class A Common                 1,000(2)              0.01
                                        Class B Common                   156(2)                --
Joel S. Hoffman......................   Class A Common                 2,900(2)              0.03
                                        Class B Common                   528(2)                --
Andrew McNally IV....................   Class A Common             4,590,080(2)(3)          47.46
                                        Class B Common                13,512(2)              0.03
Daniel J. Meyer......................   Class B Common                   726(2)                --
G. Jackson Ratcliffe.................   Class A Common             4,820,672(3)(4)          49.84
                                        Class B Common               722,594(5)              1.48
John A. Urquhart.....................   Class A Common             4,590,080(2)(3)          47.46
                                        Class B Common                 3,226(2)              0.01
Malcolm Wallop.......................   Class B Common                   100(2)                --
Timothy H. Powers....................   Class B Common                 1,000                   --
Harry B. Rowell, Jr. ................   Class A Common               168,911(4)              1.75
                                        Class B Common               391,235(5)              0.80
Glenn M. Grunewald...................   Class B Common                89,113                 0.18
Richard W. Davies....................   Class A Common               130,698(4)              1.35
                                        Class B Common               129,194(5)              0.26
All Directors and executive officers
  as a group.........................   Class A Common             4,916,932(2)(3)(4)       50.84
                                        Class B Common             1,374,129(2)(5)           2.81

---------------

(1) The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated and include the following shares obtainable within sixty days of March 9, 2001 by the exercise of stock options pursuant to the Company's 1973 Plan: Mr. Ratcliffe -- 517,530 shares of Class B Common Stock, Mr. Rowell -- 276,790 shares of Class B Common Stock, Mr. Grunewald -- 82,388 shares of Class B Common Stock, and Mr. Davies -- 76,110 shares of Class B Common Stock; and all executive officers as a group -- 1,017,269 shares of Class B Common Stock.

(2) Does not include share units (representing shares of Class A Common Stock and Class B Common Stock) credited to and held under the Company's deferred compensation program for Directors who are not employees of the Company, as discussed below under "Compensation of Directors". As of March 9, 2001, the following have been credited under the deferred compensation program: Mr. Brooks -- 2,832 shares each of Class A and Class B Common Stock; Mr. Edwards -- 7,534 shares each of Class A and

    Class B Common Stock; Mr. Hoffman -- 10,013 shares each of Class A and Class B Common Stock; Mr. McNally -- 21,706 shares each of Class A and Class B Common Stock; Mr. Meyer -- 6,730 shares each of Class A and Class B Common Stock; Mr. Urquhart -- 1,225 shares each of Class A and Class B Common Stock; and Mr. Wallop -- 1,680 shares each of Class A and Class B Common Stock.

(3) Includes 2,734,240 shares of Class A Common Stock owned by the Roche Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power; and 1,855,840 shares of Class A Common Stock owned by the Hubbell Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power.

(4) Includes 106,304 shares of Class A Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Rowell and Davies are co-trustees and have shared voting and investment power.

(5) Includes 29,358 shares of Class B Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Rowell and Davies are co-trustees and have shared voting and investment power.

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than eleven Directors who shall be elected annually by the shareholders. The Board has fixed the number of Directors at eight, and the following persons are proposed as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. In the event that any of the nominees for Directors should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted for the purposes of the election of Directors.

                                                                                         YEAR FIRST
                                AGE(1)               PRINCIPAL OCCUPATION                 BECAME A
NAME                            ------               --------------------                 DIRECTOR
G. Jackson Ratcliffe...........   64    Chairman of the Board, President and Chief          1980
                                        Executive Officer of the Company. Director of
                                          Praxair, Inc., Olin Corporation and Sunoco,
                                          Inc.
E. Richard Brooks..............   63    Retired Chairman and Chief Executive Officer        1993
                                        of Central and South West Corporation (utility
                                          holding company). Director of American
                                          Electric Power Company, Inc.
George W. Edwards, Jr. ........   61    Retired President and Chief Executive Officer       1990
                                        of The Kansas City Southern Railway Company
                                          (railroad). Chairman of the Board and a
                                          Director of El Paso Electric Company.
Joel S. Hoffman................   62    Retired Partner of Simpson Thacher & Bartlett,      1989
                                        a New York City law firm.

                                                                                         YEAR FIRST
                                AGE(1)               PRINCIPAL OCCUPATION                 BECAME A
NAME                            ------               --------------------                 DIRECTOR
Andrew McNally IV..............   61    Retired Chairman and Chief Executive Officer        1980
                                          of Rand McNally & Company (printing,
                                          publishing and map-making). Principal of
                                          Hammond, Kennedy, Whitney & Company, Inc. (a
                                          leverage buy-out firm); and a director of
                                          Burns International Service Corp., Morgan
                                          Stanley Funds, and Reinhold Industries, Inc.
Daniel J. Meyer................   64    Chairman of the Board and Chief Executive           1989
                                          Officer of Milacron Inc. (plastics
                                          processing systems and services and metal
                                          cutting process products and services).
                                          Director of Broadwing, Inc., The E. W.
                                          Scripps Company, and AK Steel Corporation.
John A. Urquhart...............   72    President of John A. Urquhart Associates            1991
                                          (management consultant) and Senior Advisor
                                          to the Chairman and a Director of Enron
                                          Corp. (natural gas pipeline system).
                                          Director of Teco Energy, Incorporated, a
                                          public utility holding company, and its
                                          subsidiary, Tampa Electric Company, The Weir
                                          Group plc., and Catalytica Energy Systems,
                                          Inc.
Malcolm Wallop.................   68    Chairman of Frontiers of Freedom Institute          1995
                                          (non-profit foundation). Director of El Paso
                                          Energy Corporation, El Paso Energy Partners
                                          and Sheridan State Bank.

---------------

(1) As of March 9, 2001.

     Each of the individuals was elected as a Director by the shareholders of the Company. During the five years ended December 31, 2000, each of the Directors has either been retired or held the principal occupation set forth above opposite his name.

     Messrs. Brooks, Hoffman, Meyer, and Wallop serve as members of the Audit Committee, with Mr. Meyer as Chairman. The Audit Committee, which consists of members who are "independent" as defined in the New York Stock Exchange listing standards, met five times in 2000. The Audit Committee recommends to the Board of Directors of the Company the appointment of independent accountants to serve as auditors for the following year, subject to ratification by the shareholders at the Annual Meeting; meets periodically with the independent accountants, internal auditors, and appropriate personnel responsible for the management of the Company and subsidiary companies concerning the adequacy of internal controls and the objectivity of the financial reporting of the Company; and reviews and approves the scope of the audit and fees for audit and non-audit services performed by the independent accountants. The independent accountants and the Company's internal auditors each meet alone with the Audit Committee and have access at any time to the Audit Committee.

     Messrs. Brooks, Edwards, Hoffman, and Ratcliffe serve as members of the Executive Committee, with Mr. Ratcliffe as Chairman. The Executive Committee, which did not meet in 2000, exercises, during the intervals between the meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business, properties and affairs of the Company, except certain powers enumerated in the By-Laws of the Company.

     Messrs. Edwards, McNally, Urquhart, and Wallop serve as members of the Compensation Committee, with Mr. Edwards as Chairman. The Compensation Committee, which met two times in 2000, is charged with the duties of recommending to the Board of Directors the remuneration (salary plus additional compensation and benefits) of the Chief Executive Officer and, after consultation with him, the remuneration of all other corporate officers; reviewing the remuneration for senior executives; approving stock option grants; recommending (for approval) to the Board of Directors pension changes, and other significant benefits or perquisites; reviewing the existing senior executive resources of the Company and the plans for the development of qualified candidates, and reporting to the Board of Directors annually; recommending to the Board of Directors (for approval) changes proposed by the Chief Executive Officer pertaining to organization structure or appointment of the Company's officers; and conducting annually with the Chief Executive Officer an appraisal of the performance of the Chief Executive Officer and reviewing the latter's appraisal of the performance of the other members of the Company's key management group.

     Messrs. Brooks, McNally, Meyer, Ratcliffe, Urquhart, and Wallop serve as members of the Finance Committee, with Mr. McNally as Chairman. The Finance Committee, which met once in 2000, recommends to the Board of Directors of the Company proposals concerning long and short-term financing, material divestments and acquisitions, cash and stock dividend policies, programs to repurchase the Company's stock, stock splits, and other proposed changes in the Company's capital structure; periodically reviews the Company's capital expenditure policy and recommends changes to the Board of Directors, where appropriate, and, when requested by the Board of Directors, reviews and makes recommendations to the Board of Directors with respect to proposals concerning major capital expenditures and leasing arrangements; reviews annually the Company's insurance programs and their adequacy to protect against major losses and liabilities; reviews and monitors the administration and asset management of the Company's employee benefit plans, including the selection of investment and other advisors, the allocation of assets between fixed income and equity, and the performance of plan investment managers; and reviews and monitors the administration of the Company's cash and investment portfolios, including the Company's investment guideline policies.

     The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole. The Company's By-Laws contain time limitations, procedures and requirements relating to shareholder nominations of Directors. Any shareholder who intends to bring before an annual meeting of shareholders any nomination for Director shall deliver written notice to the Secretary of the Company setting forth specified information with respect to the shareholder and additional information as would be required under SEC regulations for a proxy statement used to solicit proxies for such nominee. In general, the notice must be delivered not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting.

     Seven meetings of the Board of Directors of the Company were held during the year ended December 31, 2000.

                             EXECUTIVE COMPENSATION

CASH AND OTHER FORMS OF COMPENSATION

     The following table sets forth the aggregate cash and other compensation paid or accrued by the Company for services rendered in all capacities to the Company and its subsidiaries to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the three fiscal years ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG
                                                                               TERM
                                                                              COMPEN-
                                                 ANNUAL COMPENSATION          SATION
                                            -----------------------------   -----------
                                                                   OTHER    SECURITIES       ALL
                                                                  ANNUAL    UNDERLYING      OTHER
                                                                  COMPEN-    OPTIONS/      COMPEN-
    NAME AND PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   SATION       SARS       SATION(2)
    ---------------------------      ----    ------    --------   -------   ----------    ---------
G.J. Ratcliffe.....................  2000   $744,000   $627,000   $17,910     250,000      $60,836
  Chairman of the Board, President   1999    714,000    390,000   18,672      200,000       55,640
  and Chief Executive Officer        1998    700,000    780,000   20,242      132,000       55,640

T. H. Powers.......................  2000    387,600    210,000    8,797       74,000          -0-
  Senior Vice President and          1999    380,000    123,500    8,903       53,000       45,000
  Chief Financial Officer            1998    106,692    247,000      -0-       40,000          -0-

H. B. Rowell.......................  2000    408,000    180,000    6,006       93,000        3,836
  Executive Vice President           1999    400,000    185,000   13,116       93,000        4,140
                                     1998    347,500    370,000   11,895       70,000        4,140

G.M. Grunewald(3)..................  2000    275,000    180,000    3,332      100,000          -0-
  Executive Vice President and       1999    225,000    135,000    5,174       30,000          -0-
  Chief Operating Officer            1998    210,000    130,000    3,781       22,000          -0-

R. W. Davies.......................  2000    229,500    105,000    3,674       25,000        3,836
  Vice President, General            1999    225,000     50,000    6,572       20,000        4,140
  Counsel and Secretary              1998    216,300    100,000    5,651       15,000        4,140

---------------
(1) Reflects bonus earned during fiscal year under the Company's incentive compensation plans.

(2) Includes (a) premiums under the Company's supplemental medical plan which provides for reimbursement of certain medical expenses not covered by the Company's group insurance policy, (b) Director and Board committee fees for Mr. Ratcliffe of $57,000 in 2000, and $51,500 in 1999 and 1998, and (c) an
    amount paid in 1999 to Mr. Powers in connection with Mr. Powers joining the Company.

(3) Elected as of July 7, 2000; previously, he was a Group Vice President of the Company.

                   OPTIONS/SAR GRANTS DURING 2000 FISCAL YEAR

     The following table provides information on option grants in fiscal 2000 to the named executive officers of the Company.

                                              INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                        --------------------------------------------------------------          VALUE AT
                          NUMBER OF         PERCENT OF                                       ASSUMED ANNUAL
                          SECURITIES           TOTAL                                      RATES OF STOCK PRICE
                          UNDERLYING       OPTIONS/SARS        EXERCISE                     APPRECIATION FOR
                           OPTIONS/         GRANTED TO         OR BASE                         OPTION TERM
                             SARS            EMPLOYEES          PRICE       EXPIRATION   -----------------------
         NAME             GRANTED(1)      IN FISCAL YEAR      ($/SHARE)        DATE        5%(2)        10%(2)
         ----             ----------      --------------      ---------     ----------     -----        ------
  G. J. Ratcliffe.....     250,000             15.6%           $24.594       12/04/10    $3,873,555   $9,776,115
  T. H. Powers........      74,000              4.6             24.594       12/04/10     1,146,572    2,893,730
  H. B. Rowell........      93,000              5.8             24.594       12/04/10     1,440,962    3,636,715
  G.M. Grunewald......     100,000              6.2             24.594       12/04/10     1,549,422    3,910,446
  R. W. Davies........      25,000              1.6             24.594       12/04/10       387,356      977,612

---------------
(1) Non-qualified options to acquire shares of Class B Common Stock of the Company were granted on December 5, 2000 at 100% of the fair market value of the Class B Common Stock on the date of grant. No portion of the option is exercisable before the third anniversary of the date of grant; on the third anniversary of the date of grant the option becomes fully exercisable. The exercise price of an option may be paid in cash or in shares of either the Company's Class A Common Stock or Class B Common Stock, or a combination thereof. The 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. In the event of a Change of Control (other than a Change of Control that would be ineligible for pooling-of-interests accounting if the following cashout right were to be exercised), all participants who are officers, and any other participants who are designated by the Compensation Committee, would have the right to surrender their then exercisable options, including those accelerated within the thirty-day period following the Change of Control and to receive in cash the amount by which the highest closing price within the sixty days preceding the Change of Control of the common stock underlying the option exceeds the option price for such common stock.

(2) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their ten-year term, assuming the specified compounded rates of appreciation on the Company's Class B Common Stock over the term of the options. These numbers do not take into account provisions of the options providing for cancellation of the option following termination of employment, nontransferability, or the vesting provisions described in footnote (1) above.

            AGGREGATED OPTIONS/SAR EXERCISES DURING 2000 FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on stock option exercises in fiscal 2000 by the named executive officers of the Company and the value of such officers' unexercised stock options at December 31, 2000. All outstanding stock options and stock option exercises are in shares of the Company's Class B Common Stock.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                            OPTIONS/SARS AT                OPTIONS/SARS
                             SHARES                         FISCAL YEAR-END            AT FISCAL YEAR-END(1)
                            ACQUIRED       VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------    --------    -----------   -------------   -----------   -------------
G. J. Ratcliffe..........         0       $     --      517,530        582,000       $ 72,636       $476,500
T. H. Powers.............         0          --             -0-        167,000            -0-        141,044
H. B. Rowell.............    30,098        125,540      276,790        256,000        173,205        177,258
G.M. Grunewald...........     4,723         23,982       82,388        152,000         43,633        190,600
R. W. Davies.............         0          --          76,110         60,000         49,143         47,650

---------------
(1) Limited to in-the-money stock options.

                                 PENSION PLANS

     The Company has in effect a non-contributory defined benefit retirement plan for salaried employees ("Basic Plan") and a supplemental executive retirement plan ("SERP") which is an unfunded plan. Pension benefits are earned under both the Basic Plan and the SERP. The annual benefits under the Basic Plan are calculated as 1.50% of final compensation per year of total Company service, which includes both basic compensation and bonuses, reduced by 1.50% of primary social security benefit per year of service. SERP benefits are calculated as 6% of final total compensation (basic compensation and bonuses as reflected in the Salary and Bonus columns under the Summary Compensation Table on page 8 hereof) per year of SERP service up to a maximum of 60%, offset by benefits payable under the Basic Plan. Except as otherwise provided for certain SERP participants who have entered into Continuity Agreements with the Company (as referred to below, in Continuity Agreements, Severance Policy, and Change of Control Provisions) no SERP benefit is payable if a participant terminates employment prior to age 55 with less than 10 years of SERP service. The following table illustrates annual pension benefits pursuant to the SERP (which is greater in each instance than benefits payable under the Basic Plan) under the joint and survivor annuity form upon retirement at age 65 to executive officers in the specified salary classifications:

TOTAL PENSION (ON 3 HIGHEST IN LAST 10 YEARS)
---------------------------------------------    ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED(1)(2)
               AVERAGE ANNUAL                   -----------------------------------------------------
                COMPENSATION                      5 YRS.        10 YRS.       15 YRS.       20 YRS.
               --------------                     ------        -------       -------       -------
                 $  200,000                      $ 60,000      $120,000      $120,000      $120,000
                    400,000                       120,000       240,000       240,000       240,000
                    600,000                       180,000       360,000       360,000       360,000
                    800,000                       240,000       480,000       480,000       480,000
                  1,000,000                       300,000       600,000       600,000       600,000
                  1,200,000                       360,000       720,000       720,000       720,000
                  1,400,000                       420,000       840,000       840,000       840,000
                  1,600,000                       480,000       960,000       960,000       960,000

---------------
(1) The estimated annual benefits are based upon the assumptions that the individual will remain in the employ of the Company until age 65 and that the plans will continue in their present form.

(2) Years of SERP Service at December 31, 2000:

                   OFFICER                     SERVICE
                   -------                     -------
Mr. Ratcliffe................................    26
Mr. Powers...................................     2
Mr. Rowell...................................    21
Mr. Grunewald................................     4
Mr. Davies...................................    18

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The total direct compensation package for the Company's executives is made up of three elements: base salary, a short-term incentive program in the form of a discretionary, performance-based bonus, and long-term incentive program in the form of stock options.

     Total direct compensation for the Chief Executive Officer and the four highest paid executive officers is based on the performance of the Company. The Compensation Committee also reviews compensation data provided by outside consultants. This data is provided for each element of the total direct compensation package for comparable positions within (i) companies in our industry of similar size, and (ii) companies in general industry of comparable size and complexity.

     The Compensation Committee believes that companies in our industry of similar size provide limited comparison data and the use of a broader database, including companies from general industry, ensure more accurate comparisons and results.

     Base salaries are determined by competitive data and individual levels of responsibility. Target levels for bonuses and stock options for each executive position are determined by competitive data; however, actual bonuses paid and the number of stock options granted each executive are based upon the achievement of Company financial plan goals which include factors such as net sales, net income, and earnings per share.

     In the past few years, the Company has adopted a more aggressive incentive-pay-for-performance posture. During this period, the competitive position, or emphasis, on base salaries has been lowered. Bonus and stock option opportunities thereby represent a greater portion in the total direct compensation package, enhancing the Company's goal of linking pay more directly to financial performance.

     While these comments are directed towards compensation for the Chief Executive Officer and the four other highest paid executive officers, the Compensation Committee employs similar procedures to determine the compensation levels of other executives as well.

BASE SALARY

     The Company defines its market competitive position for base salaries as the 50th percentile. This represents a change over the years from a market competitive position of the 60th percentile for base salaries. To determine the salary for the Chief Executive Officer and the four highest paid executive officers, the Compensation Committee reviewed projected year 2000 salary data for companies within our industry and companies of comparable size and complexity. Based upon this data, base salaries were established to approximate the 50th percentile for comparable positions in companies both within our industry and companies from general industry. For year 2000, the base salaries of the Chief Executive Officer and the four other highest paid executive officers increased over the prior year.

BONUS

     Bonuses are paid pursuant to the Company's short-term incentive compensation plan and the Senior Executive Plan. Under the incentive compensation plan, 5% of the amount by which the Company's consolidated earnings, as defined in the plan, for each fiscal year exceeds 10% of the invested capital and long-term debt at the beginning of such fiscal year is allocated to a bonus pool to be paid out to participating employees, including the executive officers. Awards in varying amounts may be made from the pool at the discretion of the Compensation Committee. Under the Senior Executive Plan, awards may be made based on performance goals including a percentage of the bonus pool described above. Awards under the Senior Executive Plan may only be reduced by the Compensation Committee.

     To establish target levels for executive officers' bonus awards, the Compensation Committee uses data provided by outside consultants for comparable positions at companies within our industry and companies from general industry with comparable performance characteristics such as return on net sales and return on equity.

     In determining the year 2000 bonus award for each executive officer, the Compensation Committee's primary focus was the review of the year 2000 business plan with regard to net sales, pre-tax profit, and earnings per share, compared to actual results. The Compensation Committee recognized the success the Company has had in achieving non-financial goals in the Company's acquisition and restructuring programs, and in making strategic plan decisions, which are expected to result in long-term growth and benefit the shareholders. As noted, however, the Compensation Committee gave greater consideration to short-term results. The Company, while improving earnings per share, fell short in achieving all of year 2000's financial objectives and, as a result, the year 2000 bonuses of the executive officers, including the Chief Executive Officer, were below target levels.

     For the year 2000, the Compensation Committee had designated Mr. Ratcliffe as the sole participant in the Senior Executive Plan and established his objective performance goal by designating that a percentage of the short-term incentive compensation plan pool be paid to Mr. Ratcliffe. The Compensation Committee exercised its discretion pursuant to the Senior Executive Plan to award Mr. Ratcliffe a bonus of $627,000.

STOCK OPTIONS

     The Compensation Committee believes that the holding of Company stock represents a unity of interest between executives and shareholders. In determining target levels for stock option grants for each senior executive, the Compensation Committee reviews data provided by an outside consultant. The data provided is on comparable position pay levels at companies of comparable size in financial performance and complexity. The actual number of stock option grants for each executive officer is based upon the financial performance of the Company, both in the short- and long-term. The Compensation Committee reviewed year 2000 net sales, pre-tax profit and earnings per share. The Compensation Committee also reviewed long-term strategic plans which will position the Company for greater growth. In determining awards of stock option grants, the Compensation Committee does not consider the executive officer's unexercised stock option grants.

     In considering levels of stock option grants for the five highest paid executive officers, the primary focus was to link the executives' long-term compensation to the success of the Company's long-term strategic plans. The Compensation Committee recognized that while short-term financial goals have not been met, the Company has positioned itself for long-term growth which will benefit shareholders. As a result, the number of shares awarded under the year 2000 stock option grants to certain of the executive officers, including the Chief Executive Officer, increased over the prior year's level.

GENERAL MATTERS

     Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") limits to $1 million annually the amount that can be deducted by a publicly held corporation for compensation paid to any of its top five executives (as indicated in the Summary Compensation Table for that year), unless the compensation in excess of $1 million is performance based or meets certain other conditions. The Company has qualified the 1973 Plan as a performance based plan with respect to grants of options made at fair market value, and adopted the Senior Executive Plan, payments under which are intended to qualify as performance based compensation, but decided not to amend the Company's short-term incentive compensation plan.

     The Compensation Committee believes that the total direct compensation package consisting of base salary, bonus, and stock options, is appropriate for the Company's executive officers and other executives, on the basis of competitive practice, along with the Company's performance against established short- and long-term financial performance goals.

                                            Compensation Committee
                                                 George W. Edwards, Jr.,
                                                 Chairman
                                                 Andrew McNally IV
                                                 John A. Urquhart
                                                 Malcolm Wallop

CORPORATE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Class B Common Stock during the five fiscal years ended December 31, 2000 with a cumulative total return on the (i) Standard & Poor's MidCap 400 ("S&P MidCap"), and (ii) Hubbell Self-Constructed Peer Group Index ("HI Peer Group"). The comparison assumes $100 was invested on January 1, 1996 in the Company's Class B Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

     The HI Peer Group consists of corporations whose businesses are representative of the Company's business segments and, therefore, serves as a base for comparing total return to shareholders. The companies that comprise the HI Peer Group are (a) Cooper Industries, Inc., (b) Emerson Electric Co., (c) Thomas & Betts Corporation, (d) National Service Industries, Inc., and (e) Woodhead Industries, Inc. The HI Peer Group has been weighted in accordance with each corporation's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year was calculated by assuming the products obtained by multiplying (a) the percentage that each corporation's market capitalization represents of the total market capitalization for all corporations in the index for each such year by (b) the total shareholder return for that corporation for such year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG HUBBELL, S&P MIDCAP 400, AND HI PEER GROUP
[LINE GRAPH]

                                                  HUBBELL INCORPORATED           S&P MIDCAP 400               HI PEER GROUP
                                                  --------------------           --------------               -------------
                                                         100.00                      100.00                      100.00
1996                                                     126.10                      119.20                      120.69
1997                                                     160.51                      157.65                      144.00
1998                                                     133.52                      180.40                      150.50
1999                                                      99.08                      206.96                      140.49
2000                                                      99.95                      243.18                      184.47

EMPLOYMENT AGREEMENTS

     The Company had agreed to employ Mr. Ratcliffe for a three-year period and Mr. Rowell for a two-year period at the respective salaries (effective January 1, 2001) of $760,000 and $416,000 per annum. The Agreements are automatically extended on a daily basis until notice of termination is given. In 1998, the Company gave notice under the Agreement to Mr. Ratcliffe that his employment agreement would terminate on May 15, 2001, and in the year 2000, the Company gave notice under the Agreement to Mr. Rowell that his employment agreement would terminate on July 7, 2002. The Company may increase their salary and grant them bonuses (which they presently receive by participation in the Company's incentive compensation plans described above). If their employment is terminated (other than for cause), or if the Executive terminates his employment for any of the reasons below, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the amounts which would be received over the remainder of the term of the Agreement if he received during that period an annual amount equal to the sum of (i) his current base salary and (ii) the average of the most recent bonuses that he received for the three prior fiscal years of the Company. The reasons for which the Executive may terminate his employment include: diminution in his authority (Mr. Ratcliffe), reduction in his compensation level or failure to increase his compensation commensurate with other senior executive officers, relocation or adverse modification of his benefits under bonus, benefit or other similar plans or of fringe benefits. In the event of his disability or death during the term of the Agreement he or his estate will be entitled to his per annum base salary for the remainder of the term of the Agreement less certain offsets. In addition, in the event of the Executive's discharge other than for cause or, if the Executive terminates his employment for any of the reasons described above, Executive would be entitled for the remainder of the employment term to (i) various medical and health plans, (ii) death and accidental death benefits, (iii) office, secretarial and other benefits afforded to senior executives and (iv) continued participation in the SERP.

CONTINUITY AGREEMENTS, SEVERANCE POLICY AND CHANGE OF CONTROL PROVISIONS

     Continuity Agreements. The Company has entered into agreements (the "Continuity Agreements") with the executive officers named in the Summary Compensation Table providing severance benefits in the event of a termination of employment in the circumstances described below following certain "change in control" events, as defined in the Continuity Agreements. The Continuity Agreements were effective as of December 27, 1999 and remain in effect through December 27, 2001. Thereafter, the Continuity Agreements automatically extend for additional one-year periods unless notice is given to the contrary by the Company at least 180 days prior to the renewal date. Unless previously terminated as described above, in the event of any change in control, the Continuity Agreements will remain in effect until the second anniversary thereof.

     Severance benefits under the Continuity Agreements become payable in the event that, following (or, in certain circumstances, in anticipation of) a change in control, the executive is terminated without "cause" (generally defined to include (a) continued and willful failure to perform the executive's duties after receipt of a written demand to perform, (b) gross misconduct materially and demonstrably injurious to the Company and (c) conviction of, or plea of nolo contendere to, a felony) or the executive terminates employment for "good reason" (generally defined to include (a) material and adverse changes in the executive's duties and responsibilities, (b) reduction in cash compensation or failure to annually increase base salary, (c) relocation of the executive's workplace and (d) any election by the executive to terminate employment during a thirty-day period following the first anniversary of the change in control or, in the case of Mr. Ratcliffe, attainment of age 65, if earlier). The benefits payable under the agreements include (i) a lump sum amount equal to three times the sum of the executive's annual base salary and annual bonus (as calculated under the Continuity Agreements), (ii) continuation of certain of the executive's perquisites for a period of 36 months after termination (or, in the case of Mr. Ratcliffe, a lump sum payment equal to 105% of his annual base salary in lieu of such continuation), (iii) a pro-rated portion of the executive's annual target bonus for the year in which termination occurs, (iv) enhanced benefits under the Company's SERP, (v) outplacement services at a cost to the Company not exceeding 15% of the executive's annual base salary, (vi) medical, dental and life insurance coverage for up to 36 months after termination, and (vii) all other accrued or vested benefits to which the executive is entitled under benefit plans in which the executive is participating (offset by any corresponding benefits under the Continuity Agreements). In addition, the executive is entitled to a gross-up payment from the Company to cover any excise taxes (and any income taxes on the gross-up amount) imposed on these severance payments and benefits as a result of their being paid and provided in connection with a change in control, unless the total value of such payments and benefits is less than $50,000 higher than the greatest amount which could be paid without being subject to excise taxes (in which event such payments and benefits will be reduced by the amount of the excess). The Continuity Agreements do not affect the rights of an executive under any employment agreement to which the executive may be a party immediately prior to a change in control (including the agreements referred to above under "Employment Agreements"), but payment of benefits thereunder will reduce any corresponding benefit under an executive's Continuity Agreement.

     Severance Policy and Change of Control Provisions. The Company has a severance policy which covers corporate officers (other than Messrs. Ratcliffe and Rowell) and other individuals. The policy provides that if an eligible individual's employment is terminated (other than for cause), or if the eligible individual terminates his employment for any of the reasons noted below within three years after the occurrence of certain "Change of Control" events, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the severance amounts provided under the policy. The formula in the case of corporate officers is based upon eight weeks of base salary continuation for each full year of service, subject to a minimum of 26 weeks and a maximum of 104 weeks, with the formula amount reduced to 67% and 33% thereof, respectively, if termination occurs in the second and third year following the Change of Control event. In addition, upon such termination of employment, the eligible individual would be entitled to (a) a bonus of no less than his target bonus for the year in which the Change of Control occurs, pro rated for the number of months to such termination, and (b) for the period the base salary would have been continued even though paid as a lump sum (i) various medical and health plans, and (ii) death and accidental death benefits. The reasons for which the eligible individual may terminate his employment include: diminution in his authority, reduction in his compensation level, relocation or adverse modification of his benefits under bonus, benefit or similar plans.

     The 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan, except that, in the event of a Change of Control where the cash out of an eligible option would cause the Change of Control transaction to be ineligible for pooling-of-interests accounting under APB No. 16, no cash out will occur. (See footnote (1) to the table captioned "Options/SAR Grants During 2000 Fiscal Year.") In the event that a 1973 Plan participant retires (whether or not a Change of Control has occurred) with the consent of the Company, the Compensation Committee may, in its discretion, extend the exercise period of the participant's exercisable option to the date on which the option would expire in the event that the participant had continued to be employed by the Company.

     Certain provisions of the SERP do not take effect until the occurrence of certain "Change of Control" events. Among others, provisions in the SERP providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); (ii) the forfeiture of benefits if a retired participant engages in certain proscribed competitive activities; (iii) the reduction in benefits upon the early retirement of a participant; and (iv) the off-set of amounts which a participant may then owe the Company against amounts then owing the participant under the SERP, are automatically deleted upon the occurrence of a Change of Control event. In addition, neither a participant's years of service with the Company (as calculated for the purpose of determining eligibility for benefits under the SERP), nor benefits accrued under the SERP prior to the Change of Control event, may be reduced after the occurrence of a Change of Control event. If a participant's employment is terminated after a Change of Control, unless the participant elects to receive a distribution of benefits under the SERP in installment payments, the participant will receive payment of his benefits in one lump sum

(utilizing actuarial assumptions established in the SERP) within 10 days after termination. The SERP requires the Company, upon a Change of Control, to establish a grantor trust for the purpose of holding assets in respect of the Company's obligations to make payments to participants.

COMPENSATION OF DIRECTORS

     Each Director receives $40,000 (plus an additional $3,000 for serving as a committee chairman) per year compensation from the Company plus $1,500 for each board and board committee meeting attended, together with the expenses, if any, of such attendance. Directors also receive $1,500 for each rendition of consulting services otherwise than as part of a board or committee meeting. No such consulting services were rendered during 2000. The Company and all current Directors (other than Mr. Ratcliffe) have entered into an agreement to defer receipt of all or a portion of such fees pursuant to a deferred compensation agreement providing for payment of the fees in stock units (each stock unit consisting of one share each of the Company's Class A Common Stock and Class B Common Stock), subject to certain terms and conditions of the Deferred Compensation Plan under which the fees are deferred, upon their termination of service as Directors of the Company. Dividend equivalents are paid on the stock units and are converted into additional stock units. Certain provisions of the deferred compensation program do not take effect until the occurrence of certain "Change of Control" events, as defined in the plan. After the occurrence of a Change of Control event, the plan may not be amended without the prior written consent of an affected participant and no termination of the plan shall have the effect of reducing any benefits accrued under the plan prior to such termination. Further, in the event of a Change of Control, any stock unit credited to a Director's account shall be immediately converted into a right to receive cash and shall thereafter be treated in all respects as part of such Director's cash account, except that, in the event of a Change of Control in which the cash out of an eligible stock unit would cause the Change of Control transaction to be ineligible for pooling-of-interests accounting under APB No. 16, no cash out will occur and the stock unit will instead be paid in shares of stock of the entity resulting from the transaction as soon as permitted under the applicable securities laws and accounting rules. Following a Change of Control, unless a Director has already confirmed his election to receive installment payments, the cash account will be paid out in one lump sum on the earlier to occur of (x) the 30th day after the date the Director retires or otherwise separates from service with the Board, if such retirement or separation occurs after January 1 but before November 1 of any calendar year and
(y) the January 1 of the year following the Director's retirement or separation from service. In addition, in the event that any Directors confirm their elections to receive payment of their cash and/or stock unit accounts in installment payments, the Company will establish a grantor trust for the purpose of holding assets in respect of the Company's obligations to make payments, after a Change of Control, to any Directors who elect to receive installment payments.

     The Company also has a retirement plan for Directors who are not employees or officers of the Company and who do not qualify to receive a retirement benefit under any pension plan of the Company or its subsidiaries ("Eligible Directors"). Under this plan, an Eligible Director retiring at or after age 70 with at least ten years of service as a Director is paid annually for life an amount equal to (i) his Base Retainer (as defined below), (ii) an additional 10% of the Base Retainer, and (iii) any additional amounts paid for service as Committee Chairman. A retiring Eligible Director who had reached age 70 and had served for at least five but less than ten years as a Director would be entitled to a reduced amount equal to 50% of his Base Retainer, plus 10% of such Base Retainer for each year of service beyond five years up to a maximum of nine years. An

Eligible Director who retires prior to age 70 with five or more years of service as a Director receives a retirement benefit commencing at age 70 calculated as described above on the basis of his Base Retainer in effect during the calendar year immediately preceding his actual retirement date. The plan also provides that a Director who was a retiree of the Company whether or not qualified for a retirement benefit under any pension plan of the Company but who had at least five years of service as a Director subsequent to such retirement is entitled to a retirement benefit under the plan at a reduced amount equal to 25% of the Base Retainer. Except as otherwise provided in the event of a Change of Control, benefits payable under this plan are not funded but are paid out of the general funds of the Company. Director contributions to this plan are not permitted. Certain provisions of the retirement plan do not take effect until the occurrence of certain "Change of Control" events, as defined in the plan. Among others, provisions in the plan providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); and (ii) the forfeiture of benefits if a retired participant engages in certain proscribed competitive activities, are automatically deleted upon the occurrence of a Change of Control event. In addition, in the event of a Change of Control, if thereafter a Director retires or otherwise separates from service with the Board (or already has), unless the Director otherwise elects to receive installment payments, the Director's benefit payable under the retirement plan will be paid out in one lump sum (utilizing actuarial assumptions established in the plan) on the 30th day after the later to occur of (x) the date the Change of Control is consummated and (y) the date the Director retires or otherwise separates from service. For purposes of the plan, the term "Base Retainer" is defined as the annual retainer in effect during the calendar year immediately preceding the year in which the Director retires. The plan requires the Company to establish a grantor trust for the purpose of holding assets in respect of the Company's obligations to make payments, after a Change of Control, to any Directors who elect to receive installment payments.

                       PROPOSAL TO APPROVE THE COMPANY'S
                       1973 STOCK OPTION PLAN, AS AMENDED

     At its meeting held on March 5, 2001, the Board of Directors of the Company approved and recommended that the Company's shareholders approve an amendment to the 1973 Plan to increase by 2,300,000 shares of Class B Common Stock the number of authorized but unissued shares of the Company set aside for issuance as needed in the continued operation of the 1973 Plan. This amendment is deemed advisable by the Board of Directors in order to provide a sufficient number of shares for future grants. The 1973 Plan, as amended, is being presented to the shareholders for approval. The following is a description of the principal provisions of the 1973 Plan.

     Increase in Number of Shares Issuable Under the Plan. The 1973 Plan currently provides for the issuance of a maximum of 3,600,000 shares of Class A Common Stock and 15,145,670 shares of Class B Common Stock. As of March 9, 2001, there were available for grant pursuant to the 1973 Plan options to purchase 1,644,398 shares of Class B Common Stock. In order to have a sufficient number of shares of Class B Common Stock available for grants of future options, the proposed amendment would increase the maximum number of shares of Class B Common Stock which may be issued by 2,300,000 shares.

     Plan Administration. The 1973 Plan is administered by the Compensation Committee consisting of at least two or more members of the Board of Directors who are each "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Act"). Subject to the express provisions of the 1973 Plan, the Compensation Committee has the authority to interpret the 1973 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements and to make all other determinations necessary or advisable for the administration of the 1973 Plan. The Compensation Committee shall contain at least two "outside directors" as defined in Section 162(m) of the Code.

     Amendment and Termination. The Board of Directors of the Company may at any time amend, suspend or terminate the 1973 Plan, except that no amendment which would increase the maximum number of shares which may be issued shall be effective unless, within twelve months before or after the Board of Directors adopts such amendment, it is approved by the shareholders. No amendment, suspension or termination of the 1973 Plan shall, without the consent of the participant, terminate, or adversely affect the participant's rights under, any outstanding option.

     Eligibility. The Compensation Committee determines the particular employees within the general class of officers and key employees to whom options shall be granted. Options may not be granted to any Director who is not an officer or employee or to any member of the Compensation Committee. No incentive stock option may be granted to persons who would beneficially own, after the grant, more than 10% of the voting power of all shares of stock of the Company unless at the time any such option is granted the option price is not less than 110% of the fair market value of the underlying stock at the date of grant, and such option expires no more than five years from the date of grant. The number of shares of stock which may be issued under options granted under the 1973 Plan to any one individual in any fiscal year shall not exceed 300,000 shares, subject to adjustment as provided in the 1973 Plan.

     Option Features. The option price of the stock subject to the 1973 Plan shall not be less than 100% of the fair market value of the underlying shares on the date of grant. Options may expire not more than ten years after the date of grant. Unless otherwise restricted as specified in the option grant delivered to the participant, the participant is permitted to exercise any option with respect to both Class A Common Stock and Class B Common Stock in any proportion as such participant may determine.

     The 1973 Plan provides that options are exercisable immediately or in such installments as the Compensation Committee may prescribe. The Compensation Committee also is empowered, in its sole discretion, to accelerate the exercisability of any option at any time.

     With respect to incentive stock options granted after December 31, 1986, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all such plans of the individual's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

     Unless otherwise determined by the Compensation Committee, no option is transferable except by will or by the laws of descent and distribution, or may be exercised during the optionee's life by anyone other than the optionee.

     In the event of a participant's termination of employment, including the sale of a subsidiary employing a participant (for any reason other than death, retirement with the consent of the Company or permanent disability), a participant's option expires on the earlier of the expiration date specified in the option or three months from the date of termination of employment. In the event of a participant's retirement with the consent of the Company, options continue to mature in the normal manner and are exercisable until the later of the date three years after the date of retirement or, in the event that the participant should die during such three-year period, are exercisable until the date twelve months after death; but in no event later than the end of the option exercise period specified in the option; provided, however, that in the event the participant retires with the consent of the Company, the Compensation Committee may, in its discretion, provide that the participant shall have the right to exercise his option until the end of the option exercise period specified in the option. In the case of retirement due to permanent disability, a participant's options are exercisable, to the extent exercisable at the date of such retirement, until the date twelve months after the date of such retirement or, in the event that the participant should die during such twelve-period, such participant's options are exercisable until the date twelve months after death; but in no event later than the end of the option exercise period specified in the option. If a participant's employment terminates by reason of death, such participant's options would become exercisable, to the extent exercisable on the date of death, until the date twelve months after death; but in no event later than the end of the option exercise period specified in the option.

     Payment for stock must be made in full at the time that an option or any part thereof is exercised and no stock is issued until full payment therefor is made. Payment may be made in cash or by delivery to the Company of shares of either Class A Common Stock or Class B Common Stock or a combination thereof. A participant may satisfy, pursuant to such rules as may be prescribed by the Compensation Committee, any income tax withholding obligation that may be imposed in connection with the exercise of an option by the retention of shares by the Company, or the return to the Company of shares, in each case equal in fair market value to the amount of all or any portion of the withholding obligation.

     The 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. (See footnote (1) to the table captioned "Options/SAR Grants During 2000 Fiscal Year.")

     Federal Income Tax Consequences. The grant of an incentive stock option would have no immediate tax consequences to the Company or to the optionee. A holder of shares pursuant to the exercise of an incentive stock option would realize no taxable income at the time of exercise (although the exercise may cause an adjustment to alternative minimum taxable income). If the holder held his shares for at least two years from the date of grant and at least one year from the date of exercise, he would realize taxable long-term capital gain or long-term capital loss upon a subsequent sale of the shares at a price different from the option price. In the event that the optionee satisfies the holding period requirement described above, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the sale of shares acquired pursuant to such exercise.

     If, however, the optionee disposes of the shares within the period described above (a "disqualifying disposition"), the optionee will generally recognize ordinary income (and the Company will be entitled to a deduction) at the time of disposition equal to the excess over the exercise price of the lesser of (a) the fair market value of the shares acquired on the date of exercise, or (b) the amount realized upon the disposition. Any excess of the amount realized upon such disposition over the fair market value at the date of exercise will be short-term or long-term capital gain, depending on the holding period.

     The grant of a stock option other than an incentive stock option (a "non-qualified stock option") would have no immediate tax consequences to the Company or to the optionee. Upon the exercise of such option the optionee will be treated as receiving compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise by the optionee over the option price. This excess will also constitute wages subject to the withholding of income tax. The amount treated as compensation taxable as ordinary income may be claimed as a deduction by the Company at the same time as the optionee is treated as realizing compensation.

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class (provided that holders of shares representing a majority of the votes entitled to be cast actually cast votes) is required to adopt the 1973 Plan, as amended. Abstentions and broker non-votes will not affect the voting results although they will have the practical effect of reducing the likelihood that shares representing a majority of the votes entitled to be cast will in fact be cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 1973 PLAN, AS AMENDED.

                      PROPOSAL TO REAPPROVE THE COMPANY'S
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

     The Company's Senior Executive Plan was first adopted by the Company's Board of Directors in December, 1995 and approved by the shareholders in May, 1996. There have been no changes to the Senior Executive Plan since its initial adoption by the Board of Directors and approval by the shareholders in 1996. One condition which must be met for continued deductibility of compensation is the requirement that a plan under which such compensation is paid be reapproved by the shareholders every five years. The purpose of the

Senior Executive Plan is to provide incentive compensation to executive officers of the Company and its subsidiaries who have contributed effectively to the success of the Company by their ability, industry, loyalty or exceptional services and to encourage continuance of their services with the Company by a form of recognition of their efforts in contributing significantly to the success and growth of the Company in the preceding fiscal year. It is intended that awards under the Senior Executive Plan based solely on the achievement of objective performance goals will be treated as performance based compensation within the meaning of Section 162(m) of the Code that will qualify for exclusion under the $1 million limitation on deductibility of executive compensation. The following is a summary of the principal provisions of the Senior Executive Plan.

Plan Administration. The Senior Executive Plan is administered by the Compensation Committee comprised of members of the Board of Directors who are "outside directors" within the meaning of Section 162(m) of the Code and who are not eligible to participate in or to receive any benefits pursuant to the Senior Executive Plan.

Eligibility and Participation. The persons eligible to participate in the senior executive plan are those senior executive officers who are, or, as determined in the discretion of the Compensation Committee, may become "covered employees" (as defined in Section 162(m) of the Code) of the Company for the applicable taxable year of the Company.

Determination of Incentive Payments. The Compensation Committee establishes by March 30 of each calendar year the objective performance goals for that year and shall determine the method by which a participant's incentive payments shall be calculated for that year based on the attainment of such performance goals. Such method may include determining a participant's incentive payments by allocating to the participant a designated percentage of the incentive compensation fund established each year under the Company's short-term incentive compensation plan (described above). Other methods may include performance goals based on stock price, market share, sales, earnings per share, return on equity, or costs. The bonus paid to any participant for any year cannot exceed $1.5 million, and the Compensation Committee may reduce, but may not increase, the incentive payment to a participant to reflect individual performance and/or unanticipated factors. Awards under the Senior Executive Plan will be paid in cash as soon as practicable (but not later than six months) after the close of the fiscal year.

Amendment and Termination. The Board of Directors of the Company may from time to time amend, suspend or terminate any or all of the provisions of the Senior Executive Plan, provided that (i) no such action shall affect the rights of any participant or the operation of the senior executive plan with respect to any payment to which a participant may have become entitled prior to the effective date of such action, and (ii) no amendment that requires shareholder approval in order for incentive payments to be deductible under the Code may be made without approval of the shareholders of the Company.

     Subject to shareholder reapproval of the Senior Executive Plan, for the year commencing January 1, 2001, the Compensation Committee has (a) designated Mr. Ratcliffe as the sole participant in the Senior Executive Plan, (b) established the objective performance goal for Mr. Ratcliffe by designating that, subject to the terms of the Senior Executive Plan, 15% of the incentive compensation fund pool established under the Company's short-term incentive compensation plan be paid to Mr. Ratcliffe, and (c) determined that no adjustments in calculating said incentive compensation fund pool would be made other than those allowed by Section 162(m) of the Code.

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class, is required to reapprove the Senior Executive Plan. Abstentions and broker non-votes will not be counted as votes cast. The Board of Directors believes that the reapproval of the Senior Executive Plan is in the best interests of the Company since it will maintain the Company's ability to deduct this performance-based compensation under Section 162(m) of the Code.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE REAPPROVAL OF THE HUBBELL INCORPORATED SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN.

                      RATIFICATION OF THE SELECTION OF AND
                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

GENERAL

     The selection of independent accountants to examine the financial statements of the Company made available or transmitted to shareholders and filed with the SEC for the year 2001 is to be submitted to the meeting for ratification or rejection. PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, Connecticut, has been selected by the Board of Directors of the Company to examine such financial statements.

     PricewaterhouseCoopers LLP have been independent accountants of the Company for many years. The Company has been advised that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

     The aggregate fees billed for professional services provided by PricewaterhouseCoopers LLP to the Company and its subsidiaries for the year ended December 31, 2000, were as follows:

     - Audit Fees -- $643,400

     - Financial Information Systems Design and Implementation Fees -- $0

     - All Other Fees -- $275,200

     The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining their independence.

     If the proposal to ratify the selection of PricewaterhouseCoopers LLP is not approved by the shareholders, or if prior to the 2002 Annual Meeting, PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting, or if its employment is discontinued by the Board of Directors, then the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2002 Annual Meeting will be subject to ratification by the shareholders at that meeting.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of independent Directors functioning in accordance with a written charter (the "Charter") adopted and approved by the Board of Directors in May, 2000. A copy of the Charter is attached to this proxy statement as Exhibit A. As provided in the Charter, the Audit Committee assists the Company's Directors in fulfilling their responsibilities relating to corporate accounting, the quality and integrity of the Company's financial reports, and the Company's reporting practices. The functions of the Audit Committee are further described elsewhere in this proxy statement (see page 6 hereof.)

     In connection with the discharge of its responsibilities, the Audit Committee has taken a number of actions, including, but not limited to, the following:

     - the Audit Committee reviewed and discussed with management and the independent accountants the Company's audited financial statements;

     - the Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

     - the Audit Committee received from the independent accountants the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed their independence with them and satisfied itself as to the independence of the independent accountants.

     Based on the foregoing reviews and discussions, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

                                      AUDIT COMMITTEE
                                          Daniel J. Meyer, Chairman
                                          E. Richard Brooks
                                          Joel S. Hoffman
                                          Malcolm Wallop

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

                                    GENERAL

     The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $7,500, plus reasonable expenses.

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of (i) the election of the nominees to the Board named herein, (ii) the ratification of the selection of independent accountants, (iii) approval of the Company's 1973 Plan, as amended, and (iv) reapproval of the Company's Senior Executive Plan. All proxies will be voted as specified.

     Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

                         SHAREHOLDER PROPOSALS FOR THE
                              2002 ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy materials related to the 2002 Annual Meeting of Shareholders must be received by the Company no later than December 1, 2001. Any shareholder proposal not intended to be included in the proxy materials related to the 2001 Annual Meeting of Shareholders must be received by the Company no later than February 27, 2002 or else management of the Company will retain discretion to vote proxies received for that meeting in their discretion with respect to such proposal.

                                                  By Order of the Board of
                                                  Directors

                                                              HUBBELL
                                                              INCORPORATED

Orange, Connecticut
March 27, 2001

                                                                       EXHIBIT A

                              HUBBELL INCORPORATED

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I.  PURPOSE

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Hubbell Incorporated (the "Corporation") shall provide assistance to the directors in fulfilling their responsibilities related to corporate accounting, the quality and integrity of the financial reports of the Corporation and the reporting practices of the Corporation. As further described in this Charter, the Committee's primary duties and responsibilities relate to:

     - maintenance by management of the reliability and integrity of the accounting policies and financial reporting and financial disclosure practices of the Corporation; and

     - establishment and maintenance by management of processes to assure that an adequate system of internal controls is functioning within the Corporation.

     Although the Committee has the responsibilities described in this Charter, the Committee is not charged with the duty to: (i) plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and conform to generally accepted accounting principles, which matters are the responsibility of management and the independent accounting firm serving as auditors for the Corporation (the "Independent Auditors"); or (ii) resolve disagreements, if any, between management and the Independent Auditors.

     The Audit Committee will fulfill its duties and responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

     The Committee shall be comprised of at least three directors as determined by the Board, each of whom is to have no relationship to the Corporation that may interfere with the exercise of his or her independence from the Corporation and the Corporation's management. The members of the Committee shall meet the independence and experience requirements of The New York Stock Exchange, Inc. (the "NYSE").

     The members of the Committee shall be appointed annually by the Board. Unless a Chairperson is designated by the Board, the Committee may designate a Chairperson by majority vote of the full Committee membership.

III.  MEETINGS

     The Committee shall meet on a regularly-scheduled basis at least two times annually, and on such other occasions as circumstances may dictate. Meetings of the Committee shall be held upon call by the Chairman of the Board or the Chairman of the Committee. A quorum of the Committee shall consist of a majority of the members of the Committee in office at the time of any meeting and the vote of a majority of the members of the Committee present at the time of a vote, if a quorum is present at that time, shall be the act of the Committee.

     When deemed appropriate by the Committee, meetings of the Committee also should be attended by the director of the Corporation's internal audit department, representatives of the Corporation's management and representatives of the Independent Auditors.

     To foster open communication, the Committee should meet separately on at least an annual basis with the director of the Corporation's internal auditing department and with representatives of the Independent Auditors for the purpose of discussing any matters that the Committee or either of these persons or groups believe should be discussed on a private basis.

IV.  DUTIES AND RESPONSIBILITIES

     To fulfill its duties and responsibilities, the Committee shall undertake the following:

Documents, Reports and Review

1. The Committee shall review and reassess, at least annually, the adequacy of this Charter. To the extent believed appropriate by the Committee, the Committee shall make recommendations to the Board to update or otherwise modify this Charter.

2. The Committee shall review with management and the Independent Auditors the Corporation's audited financial statements, including a discussion with the Independent Auditors of the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61").

3. The Committee shall cause to be prepared such reports relating to the Committee as may be required to be included in the Corporation's proxy statements by the rules of the Securities and Exchange Commission (the "SEC").

4. The Committee shall monitor submission to the NYSE of such written affirmations regarding the Committee as may be required by the rules of the NYSE.

Independent Auditors

5. The Committee shall review the performance of the Independent Auditors and make recommendations to the Board regarding their appointment or termination. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditors (whose engagement with respect to any period following the Corporation's next annual meeting will be subject to shareholder ratification at such meeting). The Independent Auditors are ultimately accountable to the Committee and the Board for their review of the financial statements and controls of the Corporation. On an annual basis, the Committee should review and discuss with the Independent Auditors all relationships the Independent Auditors have with the Corporation to determine their independence.

6.  The Committee shall oversee independence of the Independent Auditors by:

     - receiving from the Independent Auditors, on a periodic basis, a formal written statement delineating all relationships between the Independent Auditors and the Corporation and containing such other information as may be required by Independence Standards Board Standard 1, as the same may be modified or supplemented ("ISB No. 1");

     - reviewing, and discussing with the Board, if necessary, and the Independent Auditors, on a periodic basis, any disclosed relationships or services (whether between the Independent Auditors and the Corporation or otherwise) that may impact the objectivity or independence of the Independent Auditors; and

     - recommending, if necessary, that the Board take action in response to disclosures by the Independent Auditors to satisfy itself regarding the independence of the Independent Auditors.

7. Based on the review and discussions referred to in IV.2 (with respect to the audited financial statements and SAS No. 61) and IV.6 (with respect to the independence of the Independent Auditors), the Committee shall determine whether to recommend to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Financial Reporting Process

8. Through consultation with the Independent Auditors and the internal auditors, the Committee shall review the adequacy of the Corporation's financial reporting processes, both internal and external.

9. The Committee shall review significant changes to the Corporation's accounting principles and auditing practices suggested by the Independent Auditors, management or the internal auditing department.

10. The Committee shall establish regular systems of reporting to the Committee by each of management, the Independent Auditors and the internal auditing department regarding any significant judgments made in management's preparation of the Corporation's financial statements and any significant difficulties encountered during the course of reviews or audits, including any restrictions on the scope of work or access to information.

11. The Committee shall review any significant disagreements among management, the Independent Auditors and the internal auditing department in connection with the preparation of the Corporation's financial statements.

Compliance/General

12. The Committee shall review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

13. The Chairperson of the Committee shall report to the Board following meetings of the Committee.

14. The Committee shall maintain minutes or other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee and each other member of the Board. The Secretary of the Corporation shall retain the original signed minutes for permanent filing.

                              HUBBELL INCORPORATED

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 7, 2001
                      (FOR SHARES OF CLASS A COMMON STOCK)

    PROXY



         The undersigned hereby appoints each of G. J. RATCLIFFE and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and Proxy Statement dated March 27, 2001 and upon all other matters properly coming before said meeting or any adjournment thereof. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS
(2), (3) AND (4) UNLESS A CONTRARY SPECIFICATION IS MADE, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATION.




   PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN
                           THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on the other side.)


                            - FOLD AND DETACH HERE -

                                                             Please mark
                                                              your votes   [X]
                                                                as this



                       FOR SHARES OF CLASS A COMMON STOCK

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4

PROPOSAL 1 - ELECTION OF DIRECTORS

G. RATCLIFFE, E. BROOKS, G. EDWARDS, J. HOFFMAN, A. McNALLY IV, D. MEYER,
J. URQUHART, M. WALLOP

     FOR all nominees listed above,               WITHHOLD AUTHORITY to vote for
(except as marked to the contrary below).           all nominees listed above.

                 [ ]                                           [ ]


                                                       FOR    AGAINST    ABSTAIN

PROPOSAL 2 - Ratification of the selection of          [ ]      [ ]        [ ]
PricewaterhouseCoopers as independent accountants for the year 2001.

PROPOSAL 3 - Approval of the Company's 1973 Stock      [ ]      [ ]        [ ]
Option Plan, as amended.

PROPOSAL 4 - Reapproval of the Company's Senior        [ ]      [ ]        [ ]
Executive Incentive Compensation Plan.



(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


_____________________________________________________________________________


Signature(s) _____________________________________          Date _______________

NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.



                            - FOLD AND DETACH HERE -

                              HUBBELL INCORPORATED

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 7, 2001
                      (FOR SHARES OF CLASS B COMMON STOCK)

    PROXY


         The undersigned hereby appoints each of G. J. RATCLIFFE and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and Proxy Statement dated March 27, 2001 and upon all other matters properly coming before said meeting or any adjournment thereof. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS
(2), (3) AND (4) UNLESS A CONTRARY SPECIFICATION IS MADE, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATION.



   PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN
                           THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on the other side.)

                            - FOLD AND DETACH HERE -

                                                             Please mark
                                                              your votes   [X]
                                                               as this

                       FOR SHARES OF CLASS B COMMON STOCK

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4.

PROPOSAL 1 - ELECTION OF DIRECTORS

G. RATCLIFFE, E. BROOKS, G. EDWARDS, J. HOFFMAN, A. McNALLY IV, D. MEYER,
J. URQUHART, M. WALLOP


     FOR all nominees listed above,              WITHHOLD AUTHORITY to vote for
(except as marked to the contrary below).          all nominees listed above.

               [ ]                                               [ ]


                                                       FOR    AGAINST    ABSTAIN

PROPOSAL 2 - Ratification of the selection of          [ ]      [ ]        [ ]
PricewaterhouseCoopers as independent accountants for the year 2001.

PROPOSAL 3 - Approval of the Company's 1973 Stock      [ ]      [ ]        [ ]
Option Plan, as amended.

PROPOSAL 4 - Reapproval of the Company's Senior        [ ]      [ ]        [ ]
Executive Incentive Compensation Plan.


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

_____________________________________________________________________________


Signature(s) _____________________________________       Date   _______________

NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.

                            - FOLD AND DETACH HERE -